EX-99.(m)(iv)

CARILLON SERIES TRUST

CLASS C

DISTRIBUTION PLAN

SCHEDULE A

The maximum annualized fee rate of the average daily rate asset pursuant to Paragraph 1 of the Carillon Series Trust Distribution Plan shall be as follows:

Carillon Series Trust - Carillon ClariVest Capital Appreciation Fund	1.00%
Carillon Series Trust - Carillon Eagle Growth & Income Fund	1.00%
Carillon Series Trust - Carillon ClariVest International Stock Fund	1.00%
Carillon Series Trust - Carillon Eagle Mid Cap Growth Fund	1.00%
Carillon Series Trust - Carillon Eagle Small Cap Growth Fund	1.00%
Carillon Series Trust - Carillon Reams Core Bond Fund	1.00%
Carillon Series Trust - Carillon Reams Core Plus Bond Fund	1.00%
Carillon Series Trust - Carillon Scout International Fund	1.00%
Carillon Series Trust - Carillon Scout Mid Cap Fund	1.00%
Carillon Series Trust - Carillon Scout Small Cap Fund	1.00%
Carillon Series Trust - Carillon Reams Unconstrained Bond Fund	1.00%

Dated: March 1, 2021